Exhibit 99.3

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA OF INGERSOLL RAND

At the close of business on June 5, 2008, Ingersoll-Rand Company Limited (Ingersoll Rand) completed its acquisition of Trane Inc. (Trane) for approximately $9.6 billion. The unaudited pro forma combined condensed financial statements herein are based upon the historical consolidated financial statements and notes thereto of Ingersoll Rand and Trane and have been prepared to illustrate the effects of the merger pursuant to which Trane became a wholly-owned subsidiary of Ingersoll Rand.

The Unaudited Pro Forma Combined Condensed Income Statement Information set forth below has been presented after giving effect to the merger as if it had occurred on January 1, 2007. The historical financial information for Ingersoll Rand included in the Unaudited Pro Forma Combined Condensed Income Statement for the six months ended June 30, 2008 includes the effect of the merger for the period from June 6, 2008 through and including June 30, 2008. The Unaudited Condensed Consolidated Balance Sheet of Ingersoll Rand as of June 30, 2008 includes the effect of the merger with Trane and is presented in Ingersoll Rand’s Form 10-Q for the period ended June 30, 2008.

The unaudited pro forma combined condensed financial statements herein give effect to Ingersoll Rand’s acquisition of all of the outstanding shares of Trane common stock (197.3 million), restricted stock units (0.3 million) and stock options (12.2 million) in exchange for:

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the issuance of 45.4 million of Ingersoll Rand Class A common shares. The value of Ingersoll Rand Class A common shares issued in the merger is assumed to be $44.78 per share based on the volume weighted average of the closing trading prices on the announcement date, for the two days immediately prior to and two days immediately subsequent to the announcement date of the Trane acquisition;

•	the payment of $7,212.6 million in cash ($36.50 per outstanding share of Trane common stock and restricted stock units);

•	the payment of $103.6 million in cash in exchange for certain Trane stock options (approximately 4.0 million); and

•	the fair value of 8.2 million Trane stock options converted to Ingersoll Rand stock options, estimated to be $203.7 million, using the Black-Scholes option pricing model.

The unaudited pro forma combined condensed financial statements also give effect to the issuance of $4,449.3 million in additional debt which was used to partially fund (a) the cash portion of the purchase price and (b) the out-of-pocket transaction costs of Ingersoll Rand associated with the merger.

The acquisition has been accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. Under the purchase method of accounting, the total purchase price has been preliminarily allocated to the net tangible and intangible assets acquired and liabilities assumed of Trane based on their estimated fair values. Ingersoll Rand’s management has made a preliminary allocation of the total purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. These estimates are based on key assumptions of the acquisition, including prior acquisition experience, benchmarking of similar acquisitions and historical data. Since these unaudited pro forma combined condensed financial statements have been prepared based on preliminary estimates of purchase consideration and fair values attributable to the merger, the actual amounts recorded for the merger may differ from the information presented. The estimation and allocations of purchase consideration are subject to change pending further review of the fair value of the assets acquired and liabilities assumed and actual transaction costs.

The unaudited pro forma combined condensed financial statements do not reflect future events that may occur after the Trane acquisition, including the expected refinancing of the new senior unsecured bridge facility, the potential realization of operating cost savings, revenue synergies or restructuring or other costs relating to the integration of the two companies, nor do they include any other non-recurring costs related to the merger. The unaudited combined condensed pro forma financial statements were prepared in accordance with the regulations of the SEC and are not reflective of the actual results that are expected in future periods once the merger is complete.

The unaudited pro forma information is provided for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have occurred if the merger had been completed on the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma financial information does not purport to indicate results of operations data as of any future date or any future period. The pro forma adjustments are based upon available information and certain assumptions that Ingersoll Rand believes are reasonable.

The accompanying unaudited pro forma combined condensed financial data should be read in conjunction with the historical financial statements and the accompanying disclosures of Ingersoll Rand for the year ended December 31, 2007 and the quarters ended March 31, 2008 and June 30, 2008 and of Trane for the year ended December 31, 2007 and the quarter ended March 31, 2008.

Ingersoll-Rand Company Limited

Unaudited Pro Forma Combined Condensed Income Statement Information

(in millions, except per share data)

	For the Six Months Ended June 30, 2008	For the Period January 1, 2008 – June 5, 2008	Pro Forma Adjustments		Pro Forma as Adjusted
	Ingersoll Rand	Trane
Net revenues	$5,244.1	$3,137.3	$—		$8,381.4
Cost of goods sold	(3,737.1)	(2,261.6)	0.4	(1)	(5,998.3)
Selling and administrative expenses	(898.4)	(651.5)	(7.2	)(1)(6)	(1,557.1)

Operating income (loss)	608.6	224.2	(6.8)		826.0
Interest expense	(73.1)	(23.1)	(58.2	)(2)	(154.4)
Other income (expense), net	65.5	(40.8)	25.5	(3)	50.2

Earnings (loss) from continuing operations before income taxes	601.0	160.3	(39.5)		721.8
Provision for income taxes	(126.8)	(50.3)	8.2	(4)	(168.9)

Earnings (loss) from continuing operations	$474.2	$110.0	$(31.3)		$552.9

Earnings from continuing operations per share
Basic	$1.69		—		$1.73
Diluted	$1.67		—		$1.70
Weighted average shares
Weighted average basic shares	280.6		38.9	(5)	319.5
Effect of dilutive options	3.1		2.4	(5)	5.5

Weighted average diluted shares	283.7		41.3		325.0

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Data.

Ingersoll-Rand Company Limited

Unaudited Pro Forma Combined Condensed Income Statement Information

(in millions, except per share data)

	For the Year Ended December 31, 2007
	Ingersoll Rand	Trane	Pro Forma Adjustments		Pro Forma as Adjusted
Net revenues	$8,763.1	$7,449.6	$—		$16,212.7
Cost of goods sold	(6,272.0)	(5,331.9)	(27.8	)(1)	(11,631.7)
Selling and administrative expenses	(1,433.3)	(1,400.2)	(112.4	)(1)	(2,945.9)

Operating income (loss)	1,057.8	717.5	(140.2)		1,635.1
Interest expense	(136.2)	(109.6)	(136.2	)(2)	(382.0)
Other income (expense), net	15.9	(5.5)	7.4	(3)	17.8

Earnings (loss) from continuing operations before income taxes	937.5	602.4	(269.0)		1,270.9
Provision for income taxes	(204.4)	(202.2)	77.3	(4)	(329.3)

Earnings (loss) from continuing operations	$733.1	$400.2	$(191.7)		$941.6

Earnings from continuing operations per share
Basic	$2.52		—		$2.80
Diluted	$2.48		—		$2.74
Weighted average shares
Weighted average basic shares	290.7		45.4	(5)	336.1
Effect of dilutive options	4.6		3.0	(5)	7.6

Weighted average diluted shares	295.3		48.4		343.7

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Data.

INGERSOLL-RAND COMPANY LIMITED

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

1.	Includes the increase in amortization expense based on the preliminary allocation of the purchase price of Trane’s property, plant and equipment and certain intangible assets acquired, such as developed technology and customer relationships. The increase in amortization is allocated to cost of goods sold and selling and administrative expenses based on the nature of the intangible.

For purposes of the depreciation adjustment, Ingersoll Rand considers the useful lives of additional property, plant and equipment to be 20 years and the useful lives of the developed technology and customer relationships are considered to be 5 years and 25 years, respectively. The determination of the useful lives was based upon various accounting studies, historical acquisition experience, economic factors and future cash flows of the combined company. In addition, Ingersoll Rand reviewed software and technological trends and also considered the relative stability of the current Trane customer base.

As indicated above, valuations of Trane’s property, plant and equipment and allocation of purchase price to identifiable intangible assets have not been completed and such amounts are based on Ingersoll Rand’s preliminary estimate. If such estimates were to increase by 5%, pro forma earnings from continuing operations would decrease by $2.0 million for the six months ended June 30, 2008 and $4.6 million for the year ended December 31, 2007. The pro forma basic and diluted earnings per share would decrease by $0.01 for the six months ended June 30, 2008 and $0.01 for the year ended December 31, 2007.

Includes the reversal of $35.4 million of purchase accounting expenses recorded by Ingersoll Rand during the six months ended June 30, 2008 associated with expensing the value of in-process research and development and fair value adjustments related to inventory and backlog due to their nonrecurring nature.

2.	Represents the increase in interest expense, using a weighted average interest rate of 2.97%, associated with the borrowings under Ingersoll Rand’s new senior unsecured bridge facility and issuance of commercial paper partially to fund (a) the cash portion of the purchase price and (b) the out-of-pocket transaction costs of Ingersoll Rand associated with the Trane acquisition ($54.6 million). For purposes of calculating the pro forma interest expense in the Unaudited Pro Forma Combined Condensed Income Statement Information, Ingersoll Rand has assumed that the cash proceeds received from the divestitures of Bobcat, Utility Equipment, Attachments and Road Development business units were available as of January 1, 2007 to fund the Trane acquisition as of January 1, 2007.

Actual interest rates in the transaction can vary from the 2.97% depicted. The effect of a 0.25% increase in interest rates would be an increase in interest expense of $4.8 million for the six months ended June 30, 2008 and $11.1 million for the year ended December 31, 2007, respectively.

Ingersoll Rand intends to refinance the unsecured bridge facility with long-term debt securities. If refinancing of the bridge facility were to occur, pro forma interest expense for the six months ended June 30, 2008 and the year ended December 31, 2007 would have increased by $30.0 million and $59.1 million, respectively, which reflects a long-term interest rate of 6.0%.

3.	Represents costs associated with legal, merger advisory fees and other costs directly related to the acquisition of Trane by Ingersoll Rand totaling $25.5 million and $7.4 million for the six months ended June 30, 2008 and the year ended December 31, 2007, respectively.

4.	For purposes of these pro forma statements, the U.S. Federal statutory tax rate of 35.0% has been used for all periods to calculate the tax effect associated with the amortization of certain intangible assets acquired, such as developed technology and customer relationships, the additional depreciation of property, plant and equipment associated with the revaluation to its estimated fair value and the reversal of $35.4 million of purchase accounting related costs discussed in Note 1 above. These rates are estimates and do not take into account future tax strategies that may be applied to the consolidated entity. Ingersoll Rand’s effective tax rate for the year ended December 31, 2007 and the six months ended June 30, 2008 of 21.8% and 21.1%, respectively, has been used to calculate the tax benefit associated with the interest expense on the $4,449.3 million of additional debt used to partially fund (a) the cash portion of the purchase price and (b) the out-of-pocket costs of Ingersoll Rand associated with the merger. The costs associated with the acceleration of Trane stock options and restricted stock units and other change in control payments have been tax affected at 36.8%. The costs associated with legal, merger advisory fees and other costs directly related to the acquisition have been tax affected at 24.1% and 19.3% for the six months ended June 30, 2008 and the year ended December 31, 2007.

5.	The preliminary adjustments to historical weighted average basic and diluted shares for the pro forma periods presented are as follows (in millions):

	For the Six Months Ended June 30, 2008
	Basic shares	Diluted shares
Elimination of average Ingersoll Rand shares issued in merger (for the period June 6, 2008 through June 30, 2008)	(6.5)	(6.5)
Issuance of Ingersoll Rand shares as part of the merger (assumed outstanding for each of the six months for the period ended June 30, 2008)	45.4	45.4
Effect of dilutive options issued as part of the merger consideration	—	2.4

	38.9	41.3

	For the Year Ended December 31, 2007
	Basic shares	Diluted shares
Issuance of Ingersoll Rand shares	45.4	45.4
Effect of dilutive options	—	3.0

	45.4	48.4

6.	Represents amounts for the accelerated vesting of Trane stock options and restricted stock units upon the change in control in accordance with plan documents and other change in control payments totaling $18.1 million for the six months ended June 30, 2008. For the year ended December 31, 2007 there were no amounts related to accelerated vesting or change in control payments.

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